UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PETCO ANIMAL SUPPLIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PETCO ANIMAL SUPPLIES, INC. 9125 Rehco Road San Diego, California 92121

October 10, 2006

Fellow Stockholders:

The important Special Meeting of PETCO Animal Supplies is less than two weeks away. Your Board of Directors recommends that stockholders vote FOR the proposed merger of the company with an entity owned by private equity funds Green Equity Investors IV, L.P. and TPG Partners V, L.P.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

If you have any questions, would like an additional copy of the proxy statement, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Thank you for your cooperation.

Very truly yours,

Darragh J. Davis

Corporate Secretary

PROXY STATEMENT SUPPLEMENT

Fellow Stockholders:

This letter is provided to you as a supplement to certain information in the Proxy Statement, dated September 18, 2006 (the “Proxy Statement”), previously mailed to you by the Board of Directors of PETCO Animal Supplies, Inc. (“we,” “us,” “our” or “PETCO”). The Proxy Statement relates to the special meeting of our stockholders to be held on October 23, 2006. At that meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated July 13, 2006, providing for the merger of Rover Acquisition Corp. (“Merger Sub”) into PETCO whereby PETCO will become a wholly owned subsidiary of Rover Holdings Corp. (“Buyer”). Upon completion of the merger, each share of our common stock, other than shares held by Buyer, Merger Sub, PETCO, any subsidiary of PETCO or any our stockholders who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $29.00 in cash, without interest.

The supplements to the Proxy Statement set forth in this letter involve disclosure of investment opportunities made available by Leonard Green & Partners, L.P. (“Leonard Green”) or certain of its affiliates to Brian K. Devine, our Chairman of the Board of Directors, James M. Myers, our Chief Executive Officer and a member of our Board of Directors, and Bruce C. Hall, our President and Chief Operating Officer, as well as investments of Mr. Devine in investment funds affiliated with Texas Pacific Group (“TPG”). Buyer and Merger Sub are affiliates of Leonard Green and TPG.

In April 2006, PETCO’s Board of Directors created a committee of independent directors (the “Independent Committee”) with authority to, among other things, evaluate, negotiate, and reject or recommend for acceptance any proposals to acquire PETCO, as well as to consider any alternatives that may be in the best interests of PETCO and our stockholders. The members of the Independent Committee are neither affiliated with Leonard Green or TPG nor employees of PETCO. Thus, while Messrs. Devine and Myers are members of our Board of Directors, they are not members of the Independent Committee. During their consideration of the merger, the members of the Independent Committee were not aware of the investment opportunities made available by Leonard Green or certain of its affiliates to Messrs. Devine, Myers or Hall, or of the investments of Mr. Devine in investment funds affiliated with TPG. The Independent Committee has subsequently considered these opportunities and investments and has determined that they had no effect whatsoever on the activities of the Independent Committee, including its consideration and negotiation of the merger transaction, or on the conclusion of the Independent Committee that the merger is substantively and procedurally fair to and in the best interest of the Company’s unaffiliated stockholders.

The following supplements to the Proxy Statement should be considered by PETCO stockholders in determining whether to vote for the adoption of the merger agreement and the transactions contemplated thereby. We urge you to read each of the Proxy Statement and this letter in its entirety.

Interests of Officers and Directors in the Merger

The disclosure captioned “Interests of Officers and Directors in the Merger” on page 44 of the Proxy Statement is supplemented to add the following disclosure:

Mr. Devine is a limited partner with $250,000 in capital committed to TPG FOF IV-QP, L.P. (“TPG FOF IV”), an investment fund formed to facilitate investments in limited partnership interests in TPG Partners IV, L.P. (“TPG IV”). TPG FOF IV, which raised over $250 million in committed capital, is affiliated with Buyer, Merger Sub and the TPG Entities. TPG IV raised over $5.3 billion in committed capital. To date, Mr. Devine has funded approximately $192,000 of his $250,000 capital commitment to TPG FOF IV. In addition, on August 18, 2006, Mr. Devine subscribed for an investment of up to $250,000 in TPG FOF V-QP, L.P. (“TPG FOF V”), an investment fund formed to facilitate investments in limited partnership interests in TPG V. TPG FOF V, which has committed capital of over $658 million, is affiliated with Buyer, Merger Sub and the TPG Entities. TPG V has over $15 billion in committed capital. Pursuant to his subscription, Mr. Devine had funded approximately

$2,600 to TPG FOF V. However, upon learning of a proposed investment by TPG FOF V (through TPG V) in connection with the merger, Mr. Devine promptly assigned his entire interest in TPG FOF V, as well as any portion of his interest in TPG FOF IV that might be or become attributable to the proposed acquisition of PETCO by Buyer (if, for example, TPG V elects to assign a portion of its equity commitment in Buyer to TPG IV), to a third party unaffiliated with Mr. Devine. In addition, Mr. Devine has been refunded the $2,600 previously funded to TPG FOF V.

Relationship Between Us and Leonard Green and TPG

The disclosure captioned “Relationship Between Us and Leonard Green and TPG” on page 47 of the Proxy Statement is supplemented to add the following disclosure:

From time to time, Messrs. Devine, Myers and Hall have each been offered the opportunity by Leonard Green or certain of its affiliates to invest in entities established for the purpose of making investments in or acquiring specifically identified companies. No standing arrangements exist that obligate any party to offer, or to participate in, any such opportunity. Messrs. Devine, Myers and Hall are currently participating in nine, nine and eight such opportunities, respectively, having invested a total of $869,707, $289,927 and $279,854, respectively, in such opportunities. None of these opportunities involves PETCO.

Mr. Hall is not a member of PETCO’s Board of Directors. Although Messrs. Devine and Myers are members of our Board of Directors, they are not members of the Independent Committee. During their consideration of the merger, the members of the Independent Committee were not aware of the investment opportunities made available by Leonard Green or certain of its affiliates to Messrs. Devine, Myers or Hall, or of the investments of Mr. Devine in TPG FOF IV or TPG FOF V. The Independent Committee has subsequently considered these opportunities and investments and has determined that they had no effect whatsoever on the activities of the Independent Committee, including its consideration and negotiation of the merger transaction, or on the conclusion of the Independent Committee that the merger is substantively and procedurally fair to and in the best interest of the Company’s unaffiliated stockholders.

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Sincerely,

David B. Appel

Chairman of the Committee of Independent Directors

of PETCO Animal Supplies, Inc.